UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2009

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Federally Chartered Corporation	000-51404	35-6001443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8250 Woodfield Crossing Blvd.

Indianapolis IN 46240

(Address of Principal Executive Offices, including Zip Code)

(317) 465-0200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2009, the board of directors (the “Board”) of the Federal Home Loan Bank of Indianapolis (the “Bank”) amended its 2009 Executive Incentive Compensation Plan (the “Plan”). The Plan was previously approved by the Board on January 23, 2009. The amendments to the Plan will be effective on October 1, 2009, to facilitate review of the amendments by the Federal Housing Financing Agency.

Prior to the amendment, the Plan provided that, to be eligible to receive a payment under the Plan, an employee must be actively employed on the last work day of the Plan year. As amended, the Plan now provides that, to be eligible to receive a payment, an employee must be actively employed on the date of payment. In addition, the Plan previously provided that, if a participant terminates employment during the Plan year, he or she would not be eligible to receive a payment under the Plan unless the termination was due to death, disability or scheduled retirement, or the Board otherwise approved a payment. As amended, the Plan denies eligibility to a participant whose employment is terminated during the Plan year, unless termination is due to death or disability (or the Board otherwise approves a payment), thus eliminating “scheduled retirement” as an exception to this rule. Finally, the Plan was amended to provide that compensation under the Plan will be paid upon approval by the Board and after review of the relevant calculations by the Bank’s external auditor.

Item 9.01	Financial Statement and Exhibits

A copy of the Plan, as amended by the Board, is attached hereto as Exhibit 99.1 and incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2009

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/s/ MILTON J. MILLER II
Milton J. Miller II
President and Chief Executive Officer

By:	/s/ BRADLEY A. BURNETT
Bradley A. Burnett
First Vice President – Controller

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